EXHIBIT 3.1

SECOND AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

INFORMATION SYSTEMS ASSOCIATES, INC.

Pursuant to the provisions of Sections 607.1003 and 607.1006 of the Florida Business Corporation Act (the “Act”), Information Systems Associates, Inc. (the “Company”) adopts this Second Amendment to the Articles of Incorporation (the “Second Amendment”) set forth below:

1.	Name of the Company:	Information Systems Associates, Inc.
2.	Principal Address of Company:	819 S.W. Federal Highway, Suite 206 Stuart, Florida 34994

The following Amendments to the Company’s Articles of Incorporation were adopted by the Board of Directors of the Company on the 10th day of July 2013, and by a majority of the outstanding shares of each class of capital stock entitled to vote on the 22nd day of July 2013 in accordance with and in the manner prescribed by the Act:

3.

Article III is hereby amended in its entirety to read:

Capital Stock:

(a)

Classes and Number of Shares. The total number of shares of all classes of capital stock that the Company shall have authority to issue is 501,000,000 million shares, consisting of: (i) 450,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Stock”); (ii) 50,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Stock”); and, (iii) 1,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), each having the rights set forth in this Article III.  The authorized number of shares of any class of capital stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote on the matter and, except as may otherwise be provided in these Articles of Incorporation as they may be amended from time-to-time.  Except as may be required by a series of Preferred Stock or by applicable law, no separate vote of such class of capital stock, the authorized number of which is to be increased or decreased, shall be necessary to effect such change.

(b)

Preferred Stock. The Board of Directors of the Company (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, a series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding.

(c)

Voting.

(1) The Class A Stock shall not be entitled to vote, except as may be otherwise required by the Act.

(2) Each holder of Class B Stock shall be entitled to one vote for each share of Class B Stock held of record by such holder on all matters in which shareholders generally are entitled to vote, except as may be otherwise be provided in these Articles of Incorporation (including any Certificate filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock) or by the Act.

(3)  The holder of any series of Preferred Stock shall be entitled to any voting powers as provided in the Certificate creating such series.

(d)

Dividends. Subject to the Act and the rights (if any) of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Class A and Class B Stock at such times and in such amounts as the Board, in its discretion, shall determine.  Any dividends payable to the holders of Class A Stock or Class B Stock must also be payable to the holders of the other respective class of common stock on a pro rata basis without regard to the fact that these Articles of Incorporation have created separate classes of common stock.  In determining the dividend per share, the numerator shall be the amount of cash, other property or capital stock payable to holders of common stock and the denominator shall be the total outstanding shares of Class A Stock and Class B Stock.  The foregoing requirement that the holders of Class A Stock and Class B Stock be treated together in the payment of dividends, shall not apply to a two-for-one  stock dividend payable to shareholders of record on the date that this Second Amendment is filed with the Florida Secretary of State.

(e)

Certain Rights of Common Stock.  Upon the dissolution, liquidation or winding up of the Company subject to the rights (if any) of the holders of any outstanding series of Preferred Stock, the holders of common stock shall be entitled to receive the assets of the Company available for distribution to shareholders ratably in proportion to the number of shares held by them in the same manner as payment of dividends under Article III(d).

(f)

Conversion. Each share of Class B Stock shall be convertible into one share of Class A Stock at the option of the holder beginning 90 days after the date this Second Amendment has been filed with the Florida Secretary of State. In order to convert the Class B Stock into Class A Stock on a share-for-share basis, the holder shall give written notice to the Company at its principal offices as provided on the website maintained by or for the Florida Secretary of State, which notice shall be effective upon receipt by the Company.

(1)

Reservation of Stock Issuable Upon Conversion.  The Company shall at all times following the filing date of this Second Amendment reserve and keep available out of its authorized but unissued shares of Class A Stock, for the purpose of effecting the conversion of the shares of Class B Stock, such number of its shares of Class A Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Stock which are convertible into Class A Stock; and if at any time the number of authorized but unissued shares of Class A Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate.

(2)

Fractional Shares.  No fractional shares of Class A Stock shall be issued upon any conversion of Class B Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Class A Stock’s Fair Market Value.  The Company shall, as soon as practicable after the Conversion Time, deliver to the holders of Series B Stock electing his conversion rights, cash in lieu of any fraction of a share.  For the purposes of this Certificate “Fair Market Value” of a share of Class A Stock as of a particular date (the “Determination Date”) shall have the meaning provided in Article III (f)(6).

(3)

Mechanics of Conversion.  Before any registered holder of Class B Stock shall be entitled to convert shares of Class B Stock into shares of Class A Stock in connection with a conversion pursuant to Article III (f), the holder shall surrender the certificate for such shares of the Class B Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company (and a bond at the option of the Company) to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company (or its transfer agent, if applicable), together with written notice that such holder elects to convert all or any number of the shares of the Class B Stock represented by such certificate and, if applicable, any event on which such conversion is contingent.  The notice shall state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Stock to be issued.  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company (which may include a medallion guarantee), duly executed by the holder or his, her or its attorney duly authorized in writing.   In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

(4)

 Taxes Upon Conversion.  The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Stock on conversion of shares of Class B Stock.  The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Stock in a name other than that in which the shares of converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

(5)

Delivery of Class A Stock Certificates.  As soon as practicable after the conversion of the any Class B Stock in full or in part by a holder, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder of such Class B Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Class A Stock to which such holder shall be entitled on such conversion.

(6)

Fair Market Value.  Fair Market Value shall mean:

(A)

For Securities.

(i)

If the principal trading market for Class A Stock is a national securities exchange or the Over-the-Counter Bulletin Board or  a similar system then in use including the OTC Markets), the last reported sales price on the principal market on the Determination Date or if the Determination Date is not a trading day, the trading day immediately prior to such a Determination Date ; or

(ii)

If a reported last sales price is not applicable, and if bid and ask prices for shares of Class A Stock are reported by the principal trading market (or a similar system then in use), the average of the high bid and low ask prices so reported on the Determination Date or if the Determination Date is not a trading day on the trading day immediately prior to such Determination Date.

(iii)

Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined (1) by the last sales price of Class A Stock or exercise or conversion price of Class A Stock equivalents sold or issued within the last six months of the Determination Date, or (2) in good faith by the board of directors of the Company.

(B)

For Other Property.  As determined in good faith by the board of directors of the Company.

(7)

Adjustments Upon Common Stock Event.  Except for a two-for-one stock dividend payable only to holders of Class A Stock as of a record date not more than 30 days after the filing of this Second Amendment,  at any time or from time-to-time after the date on which this Second Amendment is filed, upon the happening of a Common Stock Event (as defined), the outstanding Class B Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted in the same manner as the Class A Stock.  As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Class A Stock as a dividend or other distribution on outstanding Class A Stock, (ii) a subdivision of the outstanding shares of Class A Stock into a greater number of shares of Class A Stock, or (iii) a combination of the outstanding shares of Class A Stock into a smaller number of shares of Class A Stock.  If a Common Stock Event occurs with respect to Class B Stock, the Class A Stock shall be equitably adjusted.

4.

Article XIII is hereby added to the Articles of Incorporation as follows:

Article XIII Exclusive Jurisdiction Of Disputes

These Articles of Incorporation and the internal affairs of the Company shall be governed by and interpreted under the laws of the State of Florida, excluding its conflict of laws principles. Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court of Martin County (or the appropriate Florida federal court) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Florida Statutes or the Company’s Articles of Incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

IN WITNESS WHEREOF, the undersigned, President of the Company has executed the foregoing Second Amendment to the Company’s Articles of Incorporation this 1st day of August 2013.

INFORMATION SYSTEMS ASSOCIATES, INC.

By:	/s/ Adrian Goldfarb
Adrian Goldfarb
President

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